Exhibit 10.1

Maximum Debt Guarantee Contract

(English Summary)

Date of Signing	Sept 28, 2010
Contract No	萧山2010 人保181 号
Parties to Contract	SD Group as Guarantor and Xiaoshan BOC as Lender
Guarantee	GSD
Guaranteed Maximum Amount	RMB 150,000,000 million
Guaranteed Indebtedness	Any indebtedness incurred by GSD to Lender during the term of Sept 28, 2010 and Sept 28, 2011
Guaranteed Scope	The principal, interests, liquidated damage, damage, costs arising from the realisation of the debt of the relevant indebtedness and any cost incurred.
Term	Two years after the expiry of the term of the relevant indebtedness
Undertakings

We list below some material undertakings:

Guarantor shall inform Lender when any event that may affect its financial status or capacity to perform under the contract occurs.

Guarantor shall inform Lender when any related party transaction that exceeds 10% of net assets exists.